Mindspeed(R) Reports Fiscal 2009 First Quarter Results

Company Takes Proactive Steps to Reduce Annual Operating Expenses by Approximately $10 Million

NEWPORT BEACH, CA -- (Marketwire - February 02, 2009) - Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced revenues of $30.7 million for the first quarter of fiscal 2009, which ended January 2, 2009, in line with the company's updated guidance provided in December 2008. Revenues for the first quarter of fiscal 2009 included $3.0 million of patent sales. Revenues for the fourth quarter of fiscal 2008 were $51.1 million, which included $12.0 million of patent sales.

The company's non-GAAP gross margin was $21.2 million, or 69 percent of revenues, for the first quarter of fiscal 2009, which included a 3 percent net benefit from patent sales. This is compared to the company's non-GAAP gross margin of $38.3 million, or 75 percent of revenues, for the fourth quarter of fiscal 2008, which included an 8 percent net benefit from patent sales. Presented on a GAAP basis, gross margin for the first quarter of fiscal 2009 was $21.0 million, or 68 percent, compared to $38.1 million, or 75 percent, for the fourth quarter of fiscal 2008.

The company's first quarter of fiscal 2009 operating loss on a non-GAAP basis was $2.4 million, compared to non-GAAP operating income of $14.2 million for the fourth quarter of fiscal 2008. Presented on a GAAP basis, the operating loss for the first quarter of fiscal 2009 was $5.8 million compared to operating income of $11.6 million for the fourth quarter of fiscal 2008.

The company's first quarter of fiscal 2009 net loss on a non-GAAP basis was $3.0 million, or $0.13 per share, which excludes restructuring charges of $2.3 million and a gain on debt extinguishment of $2.9 million. This compares to fourth quarter of fiscal 2008 net income on a non-GAAP basis of $13.6 million, or $0.59 per share. Presented on a GAAP basis, the company reported a net loss of $3.5 million, or $0.15 per share, for first quarter of fiscal 2009 compared to net income of $11.0 million, or $0.47 per share, for fourth quarter of fiscal 2008. Reconciliations of the non-GAAP measures to GAAP measures are included in the accompanying financial data.

Revenues from multiservice access voice-over-IP (VoIP) processor solutions contributed 40 percent of total first quarter fiscal 2009 revenues, while revenues from high-performance analog products increased 3 percent sequentially from the prior quarter and represented 34 percent of the total revenues. Wide area networking communication revenues contributed the remaining 26 percent of first quarter fiscal 2009 revenues.

The company also said it is implementing additional cost reduction measures across the company, with most of the savings expected to be derived from the freezing of merit increases for a majority of the workforce; and focused reductions in the areas of sales, general and administrative and wide area networking communication spending, including the closure of its Dubai facility. The company anticipates that these actions, along with the restructuring actions it took in the first quarter of fiscal 2009, will represent an approximate 11 percent reduction in operating expenses from the first quarter fiscal 2009 expense levels and are expected to reduce non-GAAP operating expenses from $23.6 million in the first quarter of fiscal 2009 to approximately $21.0 million in the third quarter of fiscal 2009. Combined with the remaining impact of the company's first quarter fiscal 2009 restructuring efforts, these new cost saving initiatives are expected to reduce annual operating expenses by an estimated incremental $10.0 million dollars from first quarter fiscal 2009 levels. The company anticipates incurring additional special charges during the second quarter of fiscal 2009 in the range of approximately $0.7 million to $1.0 million, primarily related to severance costs for affected employees.

"Our high-performance analog business was the standout this quarter as anticipated, bucking industry trends with sequential growth," said Raouf Halim, Mindspeed's chief executive officer. "Multiservice access and wide area network revenues declined sequentially, with wide area network revenues declining more than we had originally anticipated due to further deterioration in demand from our telecom OEM customers.

"As announced today, we are taking proactive steps to help mitigate what we believe will be another challenging quarter for Mindspeed and the industry in general," Halim continued. "While we have no control over the macro-economic environment, we can manage our operating expenses to more closely reflect our expected revenues. We believe this is the prudent approach to take in this economic environment to ensure we are operating with a flexible business model to help enable us to rapidly respond to the opportunities and challenges the market presents."

Outlook

Mindspeed expects fiscal 2009 second quarter revenues to be between $24.0 million to $27.0 million. The company expects second quarter non-GAAP gross margin to be approximately 65 percent. Fiscal 2009 second quarter non-GAAP operating expenses are expected to decline by approximately 5 percent sequentially to approximately $22.4 million, reflecting a portion of the benefit of the cost savings measures announced today and additional benefit from the cost savings measures the company took in the first quarter of fiscal 2009.

First Quarter Fiscal 2009 Conference Call

Mindspeed will conduct a conference call announcing its first quarter of fiscal 2009 results on Monday, Feb. 2, 2009, at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To listen to the conference call via telephone, call 800-593-9968 (domestic) or 210-795-2680 (international); password: Mindspeed. To listen via the Internet, please visit the Investors section of Mindspeed's web site at www.mindspeed.com. Replay of the conference will be available via telephone one hour after it concludes for 30 days by calling 866-382-4790 (domestic) or 203-369-0368 (international). Replay will also be available on Mindspeed's web site at www.mindspeed.com.

About Mindspeed Technologies®

Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks.

The company's three key product families include high-performance analog transmission and switching solutions, multiservice access voice-over-IP processors designed to support voice and data services across wireline and wireless networks and WAN communication products such as T/E carrier transmission devices and ATM/MPLS network processors.

Mindspeed's products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

To learn more, visit us at www.mindspeed.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the company's expectations, goals or intentions, including but not limited to, statements regarding expected levels of revenues, gross margin, operating expenses and special charges, the source and amount of savings from and timing of cost reduction measures, industry and macro-economic trends, the flexibility of our business model and our ability to rapidly respond to market opportunities and challenges. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: future operating losses; cash requirements and terms and availability of financing; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; and business acquisitions and investments. Risks and uncertainties that could cause the company's actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended October 3, 2008, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                       Mindspeed Technologies, Inc.

              Consolidated Condensed Statements of Operations
            (unaudited, in thousands, except per share amounts)

                                                   Three months ended
                                              ----------------------------
                                              Jan. 2,   Oct. 3,   Dec. 28,
                                                2009      2008      2007
                                              --------  --------  --------

Net revenues                                  $ 30,731  $ 51,101  $ 35,301
Cost of goods sold (a)(b)                        9,749    12,974    10,342
                                              --------  --------  --------
Gross margin                                    20,982    38,127    24,959

Operating expenses:
  Research and development (a)                  13,344    14,024    13,718
  Selling, general and administrative (a)       11,123    12,608    11,506
  Special charges (a)(c)                         2,305       (73)       81
                                              --------  --------  --------
       Total operating expenses                 26,772    26,559    25,305
                                              --------  --------  --------

Operating income (loss)                         (5,790)   11,568      (346)

Other income (expense), net                      2,332      (252)     (401)
                                              --------  --------  --------

Income (loss) before income taxes               (3,458)   11,316      (747)

Provision (benefit) for income taxes                90       332        82
                                              --------  --------  --------

Net income (loss)                             $ (3,548) $ 10,984  $   (829)
                                              ========  ========  ========

Net income (loss) per share, basic            $  (0.15) $   0.47  $  (0.04)
                                              ========  ========  ========

Weighted-average number of shares
  used in basic per share computation (d)       23,407    23,227    22,755
                                              ========  ========  ========

(a) Includes stock-based compensation expense and employer taxes on stock-based compensation.

(b) Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $0.6 million (January 2009), $0.5 million (October 2008) and $0.5 million
    (December 2007).

(c) Special charges consists of asset impairments and restructuring charges.

(d) Per share information has been adjusted to reflect the 1-for-5 reverse stock split which the company effected on June 30, 2008.

                       Mindspeed Technologies, Inc.

           Reconciliation of Non-GAAP Measures to GAAP Measures
            (unaudited, in thousands, except per share amounts)

                                                   Three Months Ended
                                              Jan. 2,   Oct. 3,   Dec. 28,
                                                2009      2008      2007
                                              --------  --------  --------

Reconciliation of Non-GAAP Gross Margin
  to GAAP Gross Margin
Non-GAAP gross margin                         $ 21,173  $ 38,334  $ 25,198
Items excluded from non-GAAP gross margin:
   Stock-based compensation                         35        52        80
   Employer taxes on stock-based compensation        1        --         4
   Amortization of intangible assets (e)           155       155       155
                                              --------  --------  --------
Gross margin                                  $ 20,982  $ 38,127  $ 24,959
                                              ========  ========  ========

Reconciliation of Non-GAAP Research and
 Development Expenses to GAAP Research and
 Development Expenses
Non-GAAP research and development expenses    $ 13,002  $ 13,432  $ 12,857
Items excluded from non-GAAP research and
 development expenses:
   Stock-based compensation                        340       505       801
   Employer taxes on stock-based compensation        2         8        60
   Employee separation cost (f)                     --        79        --
                                              --------  --------  --------
Research and development expenses             $ 13,344  $ 14,024  $ 13,718
                                              ========  ========  ========

Reconciliation of Non-GAAP Selling, General
 and Administrative Expenses to GAAP Selling,
 General and Administrative Expenses
Non-GAAP selling, general and administrative
 expenses                                     $ 10,563  $ 10,704  $ 10,384
Items excluded from non-GAAP selling, general
 and administrative expenses:
   Stock-based compensation                        592       828       773
   Employer taxes on stock-based compensation        2         5        33
   Amortization of intangible assets (e)            --        --       100
   Employee separation cost (f)                    (15)      642       216
   Reverse stock split costs (h)                   (19)      429        --
                                              --------  --------  --------
Selling, general and administrative expenses  $ 11,123  $ 12,608  $ 11,506
                                              ========  ========  ========

Reconciliation of Non-GAAP Operating
 Income/(Loss) to GAAP Operating Loss
Non-GAAP operating income/(loss)              $ (2,392) $ 14,198  $  1,957
Items excluded from non-GAAP operating
 income/(loss):
   Stock-based compensation                        967     1,385     1,654
   Employer taxes on stock-based compensation        5        13        97
   Amortization of intangible assets (e)           155       155       255
   Employee separation cost (f)                    (15)      721       216
   Special charges (g)                           2,305       (73)       81
   Reverse stock split costs (h)                   (19)      429        --
                                              --------  --------  --------
Operating income (loss)                       $ (5,790) $ 11,568  $   (346)
                                              ========  ========  ========

Reconciliation of Non-GAAP Net Income/(Loss)
 to GAAP Net Loss
Non-GAAP net income/(loss)                    $ (3,030) $ 13,614  $  1,474
Items excluded from non-GAAP net
 income/(loss):
   Stock-based compensation                        967     1,385     1,654
   Employer taxes on stock-based compensation        5        13        97
   Amortization of intangible assets (e)           155       155       255
   Employee separation cost (f)                    (15)      721       216
   Special charges (g)                           2,305       (73)       81
   Reverse stock split costs (h)                   (19)      429        --
   Gain on debt extinguishment (i)              (2,880)       --        --
                                              --------  --------  --------
Net income (loss)                             $ (3,548) $ 10,984  $   (829)
                                              ========  ========  ========

Reconciliation of Non-GAAP Net Income/(Loss)
 Per Share to GAAP Net Loss Per Share
Income/(loss) per share, basic:
  Non-GAAP net income/(loss) (d)              $  (0.13) $   0.59  $   0.06
  Adjustments (d)                                (0.02)    (0.12)    (0.10)
                                              --------  --------  --------
  Net income (loss) (d)                       $  (0.15) $   0.47  $  (0.04)
                                              ========  ========  ========

(d) Per share information has been adjusted to reflect the 1-for-5 reverse stock split which the company effected on June 30, 2008.

(e) Amortization of intangible assets reflects amortization expense on purchased intangibles from the acquisition of certain of the assets of
    Ample Communications, Inc. in the fourth quarter of fiscal 2007.

(f) Employee separation costs consist of severance benefits payable to certain former employees of the company as a result of organizational changes.

(g) Special charges consists of asset impairments and restructuring charges.

(h) Reverse stock split costs consist of the costs incurred to effect and account for the reverse stock split.

(i) Gain on debt extinguishment represents the gain we recorded in connection with extinguishing portions of our convertible debt instrument.

Non-GAAP Measures

We provide non-GAAP measures as a supplement to financial results based on GAAP. A detailed reconciliation of the non-GAAP results to the most directly comparable GAAP measures is set forth above under the heading "Reconciliation of Non-GAAP Measures to GAAP Measures." Investors are encouraged to review this reconciliation. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding stock-based compensation, employer taxes on stock-based compensation, employee separation costs, amortization of intangible assets, the effects of special charges such as asset impairments and restructuring charges, reverse stock split related charges, and/or gain on debt extinguishment. We have historically reported similar financial measures and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

We use non-GAAP gross margin, research and development expenses, selling, general and administrative expenses, operating income/(loss), net income/(loss),and net income/(loss) per share internally to evaluate our operating performance and to determine certain components of management compensation. In addition, we use these non-GAAP measures for internal budgets and forecasts. We believe that these non-GAAP measures can be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Non-GAAP gross margin excludes stock-based compensation expense, employer taxes on stock-based compensation and amortization of intangible assets. Non-GAAP research and development expenses, selling, general and administrative expenses, operating income/(loss), net income/(loss) and net income/(loss) per share exclude stock-based compensation expense, employer taxes on stock-based compensation, amortization of intangible assets, employee separation costs, special charges and gain on debt extinguishment.

As a result of our adoption of SFAS 123R, "Share-Based Payment" in the first quarter of fiscal 2006, our GAAP statements of operations for periods beginning in fiscal year 2006 include stock-based compensation expense. We believe that excluding stock-based compensation from non-GAAP measures facilitates a comparison of our results with prior periods and can enhance the understanding of our performance. We exclude employer taxes on stock-based compensation from non-GAAP measures because we believe it provides a helpful perspective on our operating performance. We exclude the amortization of intangible assets from non-GAAP measures because we believe it provides a helpful perspective on our operating performance. We exclude employee separation costs and reverse stock split related charges because they include significant discrete items that may not be indicative of our ongoing operations or economic performance. We exclude special charges from non-GAAP measures because it includes restructuring charges, asset impairments and other significant discrete items that may not be indicative of our ongoing operations and economic performance. Excluding the gain on extinguishment of debt provides investors with a better depiction of the Company's operating results and provides a more informed baseline for modeling future earnings expectations.

We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking non-GAAP measures to GAAP measures because of our inability to project special charges, employee separation costs, stock-based compensation related expenses and gain on debt extinguishment.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. The non-GAAP measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. We endeavor to compensate for the limitations of these non-GAAP measures by providing GAAP financial statements, descriptions of the reconciling items and a reconciliation of the non-GAAP measures to the most directly comparable GAAP measures so that investors can appropriately incorporate the non-GAAP measures and their limitations into their analyses. For complete information on stock-based compensation, amortization of intangible assets, employee separation costs and special charges, please see our financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition" that will be included in the periodic report we expect to file with the SEC with respect to the financial periods discussed herein.

                       Mindspeed Technologies, Inc.

                  Consolidated Condensed Balance Sheets
                        (unaudited, in thousands)

                                                        Jan. 2,    Oct. 3,
                                                         2009       2008
                                                       ---------  ---------
                      ASSETS
Current Assets
  Cash and cash equivalents                            $  20,030  $  43,033
  Receivables, net                                         8,573     14,398
  Inventories                                             18,402     16,187
  Prepaid expenses and other current assets                3,056      3,138
                                                       ---------  ---------
       Total current assets                               50,061     76,756

Property, plant and equipment, net                        12,788     12,600
Intangible assets, net                                     4,754      4,909
License agreements                                         5,987      3,347
Other assets                                               2,916      2,992
                                                       ---------  ---------
       Total assets                                    $  76,506  $ 100,604
                                                       =========  =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                     $   9,802  $  11,265
  Deferred income on sales to distributors                 4,126      4,869
  Accrued compensation and benefits                        5,723      6,778
  Accrued income tax                                         176        412
  Restructuring                                            1,056          8
  Convertible senior notes - short term                   10,407         --
  Other current liabilities                                4,268      3,147
                                                       ---------  ---------
       Total current liabilities                          35,558     26,479

Convertible senior notes - long term                      15,000     45,648
Other liabilities                                            929        519
                                                       ---------  ---------
       Total liabilities                                  51,487     72,646

Stockholders' equity                                      25,019     27,958
                                                       ---------  ---------
       Total liabilities and stockholders' equity      $  76,506  $ 100,604
                                                       =========  =========

                       Mindspeed Technologies, Inc.

              Consolidated Condensed Statements of Cash Flows
                        (unaudited, in thousands)

                                                       Three months ended
                                                        Jan. 2,   Dec. 28,
                                                         2009       2007
                                                       --------   --------

Cash Flows From Operating Activities
Net income (loss)                                      $ (3,548)  $   (829)
Adjustments required to reconcile net loss to the net
 cash provided by (used in) operating activities, net
 of effects of acquisitions:
   Depreciation and amortization                          1,739      1,610
   Stock compensation                                       967      1,654
   Inventory provisions                                     486       (347)
   Gain on debt extinguishment                           (2,880)        --
   Other non-cash items, net                                 89        128
   Changes in assets and liabilities:
     Receivables                                          5,837      1,087
     Inventories                                         (2,701)     2,576
     Accounts payable                                    (3,900)      (627)
     Deferred income on sales to distributors              (743)      (275)
     Accrued expenses and other current liabilities         873         56
     Other                                                  514       (245)
                                                       --------   --------

Net cash provided by (used in) operating activities      (3,267)     4,788
                                                       --------   --------

Cash Flows From Investing Activities
Capital expenditures                                     (2,175)    (2,013)
Acquisition of assets, net of cash acquired                  --     (1,155)
                                                       --------   --------

Net cash (used in) investing activities                  (2,175)    (3,168)
                                                       --------   --------

Cash Flows From Financing Activities
Extinguishment of convertible debt                      (17,320)        --
Debt issuance costs                                        (244)        --
Exercise of options and warrants                             --        101
                                                       --------   --------

Net cash (used in) provided by financing activities     (17,564)       101
                                                       --------   --------

Effect of foreign currency exchange rates on cash             3         (3)

Net increase (decrease) in cash and cash equivalents    (23,003)     1,718
Cash and cash equivalents at beginning of period         43,033     25,796
                                                       --------   --------

Cash and cash equivalents at end of period             $ 20,030   $ 27,514
                                                       ========   ========

                       MINDSPEED TECHNOLOGIES, INC.

                          Selected Corporate Data
                         (unaudited, in thousands)

                                                Three months ended
                                        ----------------------------------
                                          Jan. 2,     Oct. 3,    Dec. 28,
                                           2009        2008        2007
                                        ----------  ----------  ----------

Gross margin %                                  68%         75%         71%

Cash provided by (used in):
  Operating activities                  $   (3,267) $   15,058  $    4,788
  Investing activities                      (2,175)     (1,088)     (3,168)
  Financing activities                     (17,564)       (805)        101
  Effect of foreign currency on cash             3         (30)         (3)
                                        ----------  ----------  ----------
Net increase (decrease) in cash         $  (23,003) $   13,135  $    1,718
                                        ==========  ==========  ==========

Depreciation                            $    1,303  $    1,336  $    1,198
Capital expenditures                         1,784         775       1,326

Revenues by region:
  Americas                              $   12,319  $   23,209  $   13,626
  Europe                                     4,118       6,107       4,004
  Asia-Pacific                              14,294      21,785      17,671
                                        ----------  ----------  ----------
                                        $   30,731  $   51,101  $   35,301
                                        ==========  ==========  ==========

Revenues by product line:
  Multiservice access DSP products      $   12,289  $   20,197  $    9,942
  High-performance analog products          10,519      10,251      10,574
  WAN communications products                7,923      20,653      14,785
                                        ----------  ----------  ----------
                                        $   30,731  $   51,101  $   35,301
                                        ==========  ==========  ==========

Contact:
Bret Johnsen
Mindspeed Technologies, Inc.
(949) 579-6283